FOR IMMEDIATE RELEASE

Embassy Bancorp, Inc. Announces Promotion of Jeffrey Skumin to Chief Financial Officer

BETHLEHEM, Pa., December 5, 2025 (GLOBE NEWSWIRE) – Embassy Bancorp, Inc. (OTCQX: EMYB) (the “Company” or “Embassy”) is pleased to announce the promotion of Jeffrey Skumin to Chief Financial Officer (CFO) of the Company and its subsidiary bank, Embassy Bank for the Lehigh Valley, effective December 31, 2025. In his new role, Mr. Skumin will continue to oversee Embassy’s finance department and play a key role in guiding the organization’s financial strategy and growth.

Mr. Skumin has been an integral part of Embassy since joining in March 2020 as Executive Vice President of Finance, where he has provided leadership and expertise in all aspects of financial management. He is a valued member of the Company’s leadership team and has contributed significantly to its success.

Prior to joining Embassy, Mr. Skumin enjoyed a distinguished 19-year career as a CPA, serving as an audit partner in the financial institutions practice of a national accounting firm, where he worked closely with numerous community banks. Immediately before joining Embassy, he served as Chief Accounting Officer for a large regional bank, further deepening his experience in the banking industry.

A lifelong resident of the Lehigh Valley, Mr. Skumin is a graduate of Muhlenberg College and has been actively involved in various community organizations throughout his career.

“Jeff’s extensive experience and proven leadership make him an outstanding choice for CFO,” said David M. Lobach, Jr., Chairman, President and CEO. “We are excited to have him continue to guide our financial operations as we grow and serve our community.”

About Embassy Bancorp, Inc.

Embassy Bancorp, Inc., parent of Embassy Bank For the Lehigh Valley, is a community bank with $1.7 billion in assets, serving the region since 2001 through 10 branches and a full suite of digital banking services.

As of June 2025, Embassy Bank ranks 4th in deposit market share across Lehigh and Northampton Counties. In 2025, the Bank earned top honors, including The Morning Call’s “Best Bank”, Lehigh Valley Style’s “Best Bank” and “Best Mortgage Company”, and Bauer Financial’s 5-star rating for strength and stability.

For more information, visit www.embassybank.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Embassy Bancorp, Inc.’s filings with the Securities and Exchange Commission (SEC). The statements are valid only as of the date hereof and Embassy Bancorp, Inc. disclaims any obligation to update this information.

Contact:
David M. Lobach, Jr.
Chairman, President and CEO
(610) 882-8800